United States securities and exchange commission logo





                      March 21, 2024

       William Shea
       Senior Vice President, Treasurer and Chief Financial Officer 1-800-FLOWERS.COM, Inc.
       Two Jericho Plaza, Suite 200
       Jericho, NY 11753

                                                        Re: 1-800-FLOWERS.COM,
Inc.
                                                            Form 10-K for
Fiscal Year Ended July 2, 2023
                                                            File No. 000-26841

       Dear William Shea:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.





                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services